Exhibit 23.2

Consent of Independent Auditor

The Board of Directors
Worthington Armstrong Venture:

We consent to the use of our report dated February 18, 2013, with respect to the consolidated balance sheets of Worthington Armstrong Venture and subsidiaries as of December 31, 2012 and 2011 and the related consolidated statements of income and comprehensive income, partners’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2012, incorporated by reference in the Registration Statement on Form S-8 pertaining to the Worthington Industries, Inc. Amended and Restated 1997 Long-Term Incentive Plan, as amended.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 10, 2013